SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2004

COASTAL BANCORP, INC.
(Exact name of registrant as specified in charter)

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TEXAS	0-24526	76-0428727

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5718 Westheimer, Suite 600, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(713) 435-5000

(Former name or former address, if changed since last report):	Not applicable

Item 9 .  Regulation FD Disclosure

On January 16, 2004, the Company held a web cast to discuss the press release issued on January 15, 2004 regarding its results of operations and financial condition for the quarterly period ended December 31, 2003.

The text of the web cast is as follows:

COASTAL BANCORP, INC.
FOURTH QUARTER 2003 EARNINGS WEBCAST
January 16, 2004
10:00 AM

I.       Welcome & Introductions

Good Morning, my name is Catherine Wylie and I am the Chief Financial Officer for Coastal Banc. With me this morning is Manny Mehos our Chairman and Chief Executive Officer. We would like to welcome you to our fourth quarter earnings release conference call.

Our press release was published after the market closed yesterday. If you have not received a copy one can be obtained from our website at www.coastalbanc.com .

In just a few moments, I will turn the call over to Manny. Once he has completed his statement, we will have a short period in which we will answer questions. If you would like to email us a question you can do so by sending your question to ir@coastalbanc.com . We will retrieve the question and read it on the conference call.

At this time, I would like to officially begin the conference call by reading our safe harbor statement.

II.      Safe Harbor Statement

The statements made in this conference call which are not historical facts contain forward looking statements with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Coastal Bancorp, Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. We do not intend (and are not obligated) to update publicly any forward-looking statement.
At this time, I will turn this call over to Manny Mehos, our Chairman and CEO to discuss our 4th quarter results.

III.     Summary Financial Results for the Quarter

  Fully diluted EPS for the 4th quarter was 60¢ based on approximately 5.5 million outstanding common stock equivalents.

  Net interest margin
4th quarter	3rd quarter
2.46%	2.34%

  Book Value is $24.78 with Tangible Book at $20.71

  Assets: $2.7 billion

  Net Loans Receivable: approximately $2.0 billion

  Deposits: $1.7 billion. An increase of $61.5 million from 12-31-02 however, our deposit composition continues to change.

  Net interest income, before provision for loan loss, was $16.0 million, which is down approximately $2.1 million from the same quarter last year.

  Noninterest income: $4.0 million for the 4th quarter
Including fee income of:	4th quarter	3rd quarter
Service charges	$3.1 million	$3.0 million
Loan fees	$186,000	$259,000

  Noninterest expense: $14.4 million for the quarter which is comparable to the results from the 4th quarter of 2002. Overall for the year we reduced expenses and were below our expense budget.

  Provision for loan loss at $600,000 for the fourth quarter. This is down $300,000 from previous quarters in 2003 based on the current level of unallocated reserves. We continue to re-evaluate this each month/quarter.

  We are "well capitalized". We have $33.4 million excess core capital that we could utilize and still maintain our well capitalized status

  Effective tax rate was 35% for the quarter. This is up slightly due to the decrease in FDIC tax benefits previously used to offset preferred stock dividends via our FDIC tax return.

IV.    Specific Item Impact on Financial Statements for the Quarter

  Pay down rates for the single-family mortgage loan portfolio (annualized)
4th quarter	3rd quarter	2003
39%	over 60%	48%

  Pay down rates for the mortgage-backed securities portfolio (annualized)

4th quarter	3rd quarter	2003
38%	49%	43%

  Gain on sale of mortgage backed securities of $191,000.  During the 4th quarter we purchased $60.8 million and sold $31.3 million mortgage-backed securities.

  Gain on sale of mortgage loans held for sale of $128,000

  Net gain on sale of real estate owned of $147,000

V.     Changes in Loans and Deposits for the Year ended December 2003

Loans receivable as of December 31:
	2003	2002	Change $	Change %
Net loans receivable	$2.0 billion	$1.8 billion	$169,139	9%
Gross loans by type:
Single-family mortgage	1,007,566	855,633	151,933	18
Commercial real estate	468,761	433,712	35,049	8
Construction	431,897	507,676	(75,779)	(15)
Commercial & Industrial	175,869	135,209	40,660	30
Consumer & other	45,613	47,895	(2,282)	(5)

Deposits as of December 31:
	2003	2002	Change $	Change %
Total Deposits	$1.7 billion	$1.6 billion	$61,689	4%
Deposits prior to reclass under FRB Reg D by type:
Noninterest bearing	212,003	182,364	29,639	16
Interest bearing checking	128,610	134,034	(5,424)	(4)
Money market	360,376	279,717	80,659	29
Savings	45,459	44,603	856	2
CDs	929,683	973,724	(44,041)	(5)

VI.    Asset Quality

Nonperforming loans were $20.3 million comprised of:

  $10.3 million – Single-family mortgages
  $6.0 million - Acquisition and development - $5.5 million is to one borrower and we are working on a resultion
  $2.9 million – Commercial & industrial
  $902,000 - Commercial real estate

Ratio of nonperforming assets to total assets was .85 basis points

Nonperforming assets were $22.8 million which include REO properties totaling $2.5 million.

Ratio of nonperforming loans to total loans was 1.02 basis points

Allowance for loan losses to nonperforming loans was 95.7% compared to 97.7% at 12-31-02.

Net charged off loans for the quarter was $277,000 with a net charge-off to average loan ratio of 0.01%.

VII.   Hibernia Acquisition

  Applications are scheduled to be filed by end of this month.

  Hibernia Acquisition to close 2 nd quarter of 2004.

  Definitive Agreement will be filed with Proxy materials late March 2004.

  Shareholders will vote on acquisition at Annual Shareholders meeting on April 22, 2004.

VIII.  Questions and Answers

  Steve Covington at Stifel Nicolaus & Co. asked what is the status of the non performing commercial and industrial loans that are accruing? Mr. Mehos responded that there are three loans and they are now current.

  Steve Covington also asked what is the Outlook in 2004 for customers and lenders in the Houston market? Mr. Mehos responded that there is more cautious optimism now.

Thank you all for listening to our conference call. We appreciate your interest in Coastal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2004        COASTAL BANCORP, INC.

/s/ Catherine N. Wylie
By: Catherine N. Wylie
Senior Executive Vice President/
Chief Financial Officer